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TRIMERIS

December 15, 1994

M. Ross Johnson, Ph.D.
153 Anderson Road
Alameda, CA 94502

Dear Ross:

On behalf of everyone as Trimeris, I want you to know how excited we are about the possibility of your joining our team. Your experience and "can do" attitude is just what we all think can propel Trimeris into a tremendously successful company.

Here is the offer we have discussed. You would join Trimeris as Vice President of Research and Development and Chief Scientific Officer. You would be nominated and we will support your election to the Board of Directors.

Your initial salary would be $225,00 per year, payable monthly. You would be granted options to purchase 300,000 shares of common stock. The exercise price of shares will be Fair Market Value of the Common Stock, which would be determined by the Board on your starting date. The price is currently $0.05 per share, and I would expect that it would not change between now and that time. These options are part of the company's management incentive option plan, and we would be pleased to work with you to set the best format (ISOs versus Non-Qualified) for your situation. The options would be subject to normal vesting schedule of four years with a one year "cliff", which means that during the first year, none vest. At the end of the first year of employment, you would become vested in the amount of 25%. From that time forward, vesting would be 25% per year on a monthly basis.

In addition to this grant, you may purchase 50,000 shares immediatedly upon your joining the company, at Fair Market Value ($0.05 per share). If for any reason you coose to leave Trimeris within two years of your employment date, you must sell these 50,000 shares back back to the company and the company must buy them back from you at the purchase price within 30 days. If you are terminated for reasons other than Cause then you may keep the shares if you wish, however, if you wish to have the company repurchase them, then Trimeris will repurchase the shares for the purchase price within 30 days of separation.



           Trimeris Inc.   Two University Place   Durham, NC   27707
                         919/419-6050   919/419-1816 Fax
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As additional incentive to join Trimeris, you will be granted a one-time hiring bonus of $20,000 to be paid during your first month of employment. Also, you wi11 be eligible for a bonus during 1995 of $25,000 which will be based upon the achievement of agreed upon research and development milestones.

Further we have agreed that if you were terminated for reasons other than Cause, Trimeris would provide salary and benefits continuance for 12 months. Trimeris has agreed to pay for reasonable relocation costs related to your move from California (includes moving of household goods, transportation of family members and up to three months of living expenses in North Carolina).

Of course, you would be a full participant in all of the company's health and benefits plans. These are spelled out in my fax of December 13, 1994.

Ross, I hope this letter accurately captures what we discussed. If not, please let me know.

Once again, we think we have the potential of building substantial company in Trimeris. The sense of challenge and teamwork (and having fun too!) in creating something of lasting value and importance in human medicine is what drives each of us. We think you have the spirit and the capability to help lead Trimeris to maximize this potential.

We all hope you will accept our offer to become Trimeris' Chief Scientific Officer.

Sincerely,

/s/ Richard A. Franco

Richard A. Franco, Sr.
President & Chief Executive Officer

Accepted by: /s/ M. Ross Johnson             12/15/94
             ----------------------------    ----------------
             M. Ross Johnson, Ph.D.           Date

cc: Jesse Treu

Also,
(1  Start date to be discussed

(2) Prior 1995/1996 Professional obligations to be fullfilled.


/s/ M. Ross Johnson             12/15/94